EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of our reports dated March 9, 2006 (October 27, 2006 as to the effects of the reclassifications, discussed in Note 4), relating to the consolidated financial statements and financial statement schedules of Vornado Realty L.P. appearing in this Current Report on Form 8-K of Vornado Realty L.P. dated October 27, 2006:

Vornado Realty Trust and Vornado Realty L.P. (Joint Registration Statements):

Amendment No. 4 to Registration Statement No. 333-40787 on Form S-3

Amendment No. 4 to Registration Statement No. 333-29013 on Form S-3

Registration Statement No. 333-108138 on Form S-3

Registration Statement No. 333-122306 on Form S-3

Registration Statement No. 333-122306-01 on Form S-3

DELOITTE & TOUCHE LLP

Parsippany, New Jersey

October 27, 2006